Wang Laboratories, Inc. and Subsidiaries

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EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

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                                             Three Months Ended                Three Months Ended
                                             September 30, 1996                September 30, 1995 (1)
                                          ------------------------          --------------------------
                                          Primary    Fully Diluted          Primary      Fully Diluted
                                          -------    -------------          -------      -------------
                                                     (In thousands except per share data)

Average shares of Common
   Stock outstanding                         36,611        36,611             35,464          35,464

Common equivalent shares for
   stock options                                 --            --                 --              --

                                           --------      --------           --------        --------
                                             36,611        36,611             35,464          35,464
                                           ========      ========           ========        ========

Net loss                                   $(26,438)     $(26,438)          $(20,709)       $(20,709)

Accretion and dividends on
   Preferred Stock                           (3,524)       (3,524)            (3,383)         (3,383)
                                           --------      --------           --------        --------

                                           $(29,962)     $(29,962)          $(24,092)       $(24,092)
                                           ========      ========           ========        ========

Net loss per share                         $  (0.82)     $  (0.82)          $  (0.68)       $  (0.68)
                                           ========      ========           ========        ========

(1) Restated to include Avail Systems Corporation, which was acquired on December 18, 1995, and accounted for using the pooling of interests method.

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